UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2018

Flotek Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13270	90-0023731
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10603 W. Sam Houston Pkwy N., Suite 300 Houston, Texas	77064
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 849-9911

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 15, 2018, Carla S. Hardy, a member of the board of directors (the “Board”) of Flotek Industries, Inc. (the “Company”), advised the Board that she will retire from all positions effective April 27, 2018 and will not stand for reelection at the Company’s 2018 Annual Meeting of Stockholders on such date. Also on March 15, 2018, the Company announced that John S. Reiland will be concluding his tenure on the Board effective April 27, 2018 and will not stand for reelection at the Company’s 2018 Annual Meeting of Stockholders on such date. The transitions off the Board were not as a result of a disagreement with the Company’s operations, policies, practices or otherwise. Ms. Hardy currently serves as the chair of the Compensation Committee and as a member of the Corporate Governance and Nominating Committee. Mr. Reiland currently serves as the chair of the Audit Committee and as a member of the Corporate Governance and Nominating Committee and Compensation Committee. The Board determined that it will reduce the total number of directors on the Board to six following the departures.

Item 8.01	Other Events.

The Board is undertaking a process to identify new candidates in order to enhance the independence, diversity and corporate governance of the Board. Following the effective date of the departures, Michelle Adams will serve as chair of the Compensation Committee, Ted Brown will serve as chair of the Corporate Governance and Nominating Committee and L. Melvin Cooper will serve as chair of the Audit Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOTEK INDUSTRIES, INC.

Date: March 21, 2018	/s/ H. Richard Walton
H. Richard Walton
Chief Accounting Officer

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